Exhibit 4.1

AmTrust Financial Services, Inc.

as Issuer

The Bank of New York Mellon Trust Company, N.A.

as Trustee

Third Supplemental Indenture

Dated as of December 10, 2014

to the Indenture dated as of

December 21, 2011

5.5% Convertible Senior Notes due 2021

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 10, 2014, between AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee under the Indenture, dated as of December 21, 2011, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured senior debt Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company authorized the creation and issuance under the First Supplemental Indenture, dated as of December 21, 2011 (the “First Supplemental Indenture”), by and between the Company and the Trustee of its 5.5% Convertible Senior Notes due 2021 (the “Securities”);

WHEREAS, Section 8.01(g) of the First Supplemental Indenture provides that the Company may make any change that does not adversely affect the rights of the Holders;

WHEREAS, the Company wishes to amend Section 4.02(b)(2) of the First Supplemental Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and certifies that all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases (whether for cash or other consideration) of the Securities by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture. The changes to the First Supplemental Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the Securities, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the Holders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Securities, supersede any corresponding provisions in the Base Indenture.

Section 1.02 Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires, all words, terms and phrases defined in the First Supplemental Indenture (but not otherwise defined herein) and used herein shall have the same meanings as in the First Supplemental Indenture.

ARTICLE 2.

AMENDMENT

Section 2.01 Amendment. The following clause shall be inserted after the word “Agent” in Section 4.02(b)(2) of the First Supplemental Indenture:

“; provided, that in the event such Holder and the Company mutually agree in writing to direct the Conversion Agent to revoke all or a portion of the Conversion Notice submitted by such Holder with respect to any Securities submitted for conversion at any time prior to the delivery of Common Stock to be delivered upon conversion to such Holder, such Conversion Notice shall be revoked and be null and void with respect to such Securities to which such revocation notice relates and interests on such Securities shall continue to accrue, such Holder shall remain a Holder of such Securities and the certificates evidencing such Securities to the extent delivered by such Holder to the Conversion Agent shall be promptly returned”.

Section 2.02 Effect on Successors and Assigns. Notwithstanding Section 14.10 of the Base Indenture, all agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Securities will bind their respective successors.

Section 2.03 Governing Law; Waiver of Jury Trial. This Supplemental Indenture and the Securities shall be deemed to be contracts made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of said State. Each party hereto and each Holder of Securities by acceptance thereof, hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Indenture.

Section 2.04 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 2.05 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Securities, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar or their successors hereunder or the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 2.06 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.07 Notices. The Company or the Trustee, by notice given to the other in the manner provided in Section 14.03 of the Base Indenture, may designate additional or different addresses for subsequent notices or communications.

Notwithstanding anything to the contrary in Sections 14.03 and 14.04 of the Base Indenture, whenever the Company is required to deliver notice to the Holders, the Company will, by the date it is required to deliver such notice to the Holders, deliver a copy of such notice to the Trustee, the Paying Agent, the Registrar and the Conversion Agent. Each notice to the Trustee, the Paying Agent, the Registrar and the Conversion Agent shall be sufficiently given if in writing and mailed, first-class postage prepaid to the address most recently sent by the Trustee, the Paying Agent, the Registrar or the Conversion Agent, as the case may be, to the Company.

Section 2.08 The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Securities and of this Supplemental Indenture as fully and with like effect as set forth in full herein. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture.

Section 2.09 No Recourse Against Others No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Securities, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Ronald E. Pipoly, Jr.
	Name:	Ronald E. Pipoly, Jr.
	Title:	Executive Vice President, Chief Financial Officer

Attest:

/s/ Stephen B. Ungar
Name:	Stephen B. Ungar
Title:	Senior Vice President, General
Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael Countryman
Name: Michael Countryman
Title: Vice President